UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 7, 2013
Date of Report (Date of earliest event reported)
EPICOR SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	333-178959	45‑1478440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4120 Dublin Boulevard Suite 300 Dublin, CA	94568
(Address of principal executive offices)	(Zip Code)
(949) 585-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐ Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 7, 2013, Epicor Software Corporation (f/k/a Eagle Parent, Inc.) (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement (the “Credit Agreement”), dated as of May 16, 2011, among the Company, EGL Holdco, Inc., Royal Bank of Canada, as administrative agent and each lender from time to time party thereto.
The Amendment provides for the refinancing of all of the Borrower's existing Term B Loans under the Credit Agreement with new Term B-1 Loans. The interest rate on the Term B-1 Loans is based, at the Borrower's option, on a LIBOR rate, plus a margin of 3.25% per annum, with a LIBOR floor of 1.25%, or the Base Rate (as defined in the Credit Agreement), plus a margin of 2.25% per annum. The new Term B-1 Loans will mature on the same date as the original maturity date of the Term B Loans.
In addition, the Amendment provides for, among other things (i) the ability for the Company to incur certain incremental facilities under the Credit Agreement in the form of senior secured, senior unsecured, senior subordinated, or subordinated, notes or term loans and create certain liens securing such indebtedness, (ii) the elimination of “most favored nation” protection with respect to extensions of the maturity of the Term B-1 Loans and (iii) increased capacity for the Company to consummate asset dispositions, make restricted payments and to prepay the Company's existing 8.625% senior unsecured notes due 2019 and other subordinated debt.
A copy of the Amendment has been filed with this Current Report as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
Ex-10.1
Amendment No. 1 dated as of March 7, 2013 to Credit Agreement dated as of May 16, 2011, among the Company, EGL Holdco, Inc., Royal Bank of Canada, as administrative agent, and each lender from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: March 13, 2013
By: /s/John D. Ireland
John D. Ireland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

Ex.-10.1
Amendment No. 1 dated as of March 7, 2013 to Credit Agreement dated as of May 16, 2011, among the Company, EGL Holdco, Inc., Royal Bank of Canada, as administrative agent , and each lender from time to time party thereto.